                                                                      EXHIBIT 11

             FRESENIUS MEDICAL CARE HOLDINGS, INC. AND SUBSIDIARIES
        WEIGHTED AVERAGE NUMBER OF SHARES AND EARNINGS USED IN PER SHARE
                                   COMPUTATION
                        (DOLLARS AND SHARES IN THOUSANDS)

                                             THREE MONTHS ENDED    SIX MONTHS ENDED
                                                  JUNE 30,              JUNE 30,
                                             ------------------    -----------------
                                              2003       2002       2003       2002
                                             ------     ------     ------     ------
The weighted average number of shares of
  Common Stock were as follows .........     90,000     90,000     90,000     90,000
                                             ======     ======     ======     ======

Income used in the computation of earnings per share were as follows:

                                                            THREE MONTHS ENDED           SIX MONTHS ENDED
                                                                 JUNE 30,                    JUNE 30,
                                                          ----------------------      ----------------------
                                                            2003          2002          2003          2002
                                                          --------      --------      --------      --------
CONSOLIDATED
Net earnings .......................................      $ 53,745      $ 34,694        99,054      $ 75,152

Dividends paid on preferred stocks .................          (130)         (130)         (260)         (260)
                                                          --------      --------      --------      --------

                                                          --------      --------      --------      --------
Income used in per share computation of earnings ...      $ 53,615      $ 34,564        98,794      $ 74,892
                                                          ========      ========      ========      ========
Basic and fully dilutive earnings per share ........      $   0.60      $   0.38          1.10      $   0.83
                                                          ========      ========      ========      ========